UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Safeguard Scientifics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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EXPLANATORY NOTE

On April 6, 2020, Safeguard Scientifics, Inc. (the “Company”) filed its definitive Proxy Statement (“Proxy Statement”) and form of Proxy relating to the solicitation of proxies by the Company in connection with its 2020 Annual Meeting of Shareholders to be held on May 20, 2020 (the “2020 Annual Meeting”). The Proxy Statement is available on the website maintained by the Securities and Exchange Commission at www.sec.gov. Also on April 6, 2020, the Company issued a press release and filed a Current Report on Form 8-K announcing certain management changes effective as of April 1, 2020 (the “Form 8-K”). The information included in the Form 8-K should be read in conjunction with the Proxy Statement, which should be read in its entirety. The Form 8-K supplements certain of the information contained in the Proxy Statement.

Set forth beginning on the following page is the full text of the Form 8-K, including the attached press release.

  UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

Safeguard Scientifics, Inc.

(Exact Name of registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

One Radnor Corp. Ctr., Suite 110 100 Matsonford Rd. Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($.10 par value)	SFE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.06 Material Impairments

On April 2, 2020, Safeguard Scientifics, Inc. (the “Company”) determined that it expects to incur non-cash impairment charges of $5 to $12 million during the three months ended March 31, 2020 related to several digital media and other ownership interests due to a more challenging merger and acquisition market that is generally reducing valuation expectations and extending exit timelines.  In one case, multiple potential buyers indefinitely delayed their proposals due to uncertainties impacting their businesses related to COVID-19 and the related uncertain economic impact.  The management teams of the entities in which the Company holds such interests are continuing to take actions to respond to the rapidly changing environment, including implementing cost reduction efforts, securing additional capital or other actions, which could mitigate some of the expected impacts.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2020, the Company entered into an employment agreement (the “Salzman Agreement”) with Eric Salzman. The Salzman Agreement provides for the terms and conditions of Mr. Salzman’s employment with the Company and his appointment, effective as of April 1, 2020, as the Company’s Chief Restructuring Officer.

Mr. Salzman, age 53, had been providing consulting services to the Company since November 21, 2019. Mr. Salzman has over 25 years of experience in M&A, restructuring and special situations investing at several firms including Credit Suisse Asset Management and Lehman Brothers.  Most recently, Mr. Salzman has been the Managing Member of SarniHaan Capital Partners LLC, a boutique consulting firm that provides high impact strategic advice to investment funds as well as public and private technology companies. Prior to establishing SarniHaan Capital Partners LLC in 2011, Mr. Salzman was a Managing Director in Lehman Brothers’ Private Equity and Principal Investing Group and its Global Trading Strategies Division.  Mr. Salzman currently serves on the board of 8x8, Inc, Carnegie Learning, Inc. and SolAero Technologies Corp.  Mr. Salzman earned a B.A. Honors from the University of Michigan and an MBA from Harvard University.

Pursuant to the terms of the Salzman Agreement, Mr. Salzman will serve as Chief Restructuring Officer for an initial six-month term ending on October 1, 2020 (the “Initial Term”). The Initial Term will be automatically extended for up to three consecutive six-month terms through April 1, 2022 unless otherwise terminated by Mr. Salzman or the Company.

Under the terms of the Salzman Agreement, Mr. Salzman will receive an annual base salary equal to $540,000. In addition, Mr. Salzman is entitled to receive (i) a fully vested stock grant for 8,000 shares of the Company’s common stock under the Company’s 2014 Equity Compensation Plan and (ii) a restricted stock unit grant representing a right to receive 20,000 shares of the Company’s common stock, which will vest and become payable ratably over the Initial Term, subject to Mr. Salzman’s continued employment.  Mr. Salzman is eligible to receive an additional restricted stock unit grant representing a right to receive 20,000 shares of the Company’s common stock for each six-month term after the Initial Term. Under the Salzman Agreement, Mr. Salzman also may be eligible to receive 20,000 fully-vested shares of the Company’s common stock at the end of the Initial Term and any additional six-month term based on Mr. Salzman’s performance, in the sole discretion of the Board (the “Discretionary Stock Grant”). During the Initial Term, Mr. Salzman is not eligible to participate in any of the Company’s annual incentive programs or plans. Mr. Salzman will be eligible to participate in the Company’s welfare and benefit plans generally available to the Company’s executive employees.

The Salzman Agreement provides that if Mr. Salzman is terminated without “Cause” (as defined in the Salzman Agreement) or resigns for “Good Reason” (as defined in the Salzman Agreement), Mr. Salzman will be paid an amount equivalent to the unpaid portion of his base salary which would have been payable for the remainder of the Initial Term or additional six-month term, as applicable. Any restricted stock unit grants awarded prior to Mr. Salzman’s termination date and not previously vested and paid will immediately vest upon Mr. Salzman’s termination. In addition, Mr. Salzman will receive a fully-vested stock grant representing the pro-rated portion of the Discretionary Stock Grant for such term.

On March 31, 2020, Robert J. Rosenthal, Ph.D., the Chairman of the Company’s Board of Directors (the “Board”), was appointed as the Company’s Executive Chairman and Principal Executive Officer, effective April 1, 2020. The Company entered into a letter agreement with Dr. Rosenthal (the “Rosenthal Agreement”), which provides for the terms and conditions of Dr. Rosenthal’s employment with the Company.  Pursuant to the Rosenthal Agreement, Dr. Rosenthal will continue to receive compensation for his services as Chairman of the Board, as well as for serving on any applicable committees, but such compensation will be solely for his continued service on the Board and not separately for his services as Executive Chairman or Principal Executive Officer.  His compensation for his services as Executive Chairman and Principal Executive Officer will be one dollar.  In accordance with the rules of the New York Stock Exchange, Dr. Rosenthal will no longer serve on committees of the Board that may only be composed of independent directors.  Dr. Rosenthal will be eligible to participate in the Company’s welfare and benefit plans generally available to the Company’s executive employees.

Dr. Rosenthal, age 63, has served as Chairman of the Company’s Board since 2016 and has been a member of the Company’s Board since 2007. Dr. Rosenthal has been the Chairman of the Board of Directors of Taconic Biosciences, Inc., a provider of research models for pharmaceutical and biotechnology researchers (“Taconic”), since 2019, and was Chief Executive Officer and a Director of Taconic from 2014 to 2018. From January 2010 to December 2013, he served as Chairman and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company that developed an intelligent retinal implant for degenerative retinal disorders. Dr. Rosenthal served as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools, from October 2005 to December 2009. From October 2003 until January 2007, Dr. Rosenthal also served as President and Chief Executive Officer of TekCel, Ltd., a provider of life sciences research tools.  From 1995 to 2003 Dr. Rosenthal served in various executive positions at life sciences companies. Dr. Rosenthal also is a director of Bruker Corporation and InVivo Therapeutics Holdings Corp.

On March 31, 2020, Brian J. Sisko, the President and Chief Executive Officer of the Company, stepped down as CEO of the Company, effective April 1, 2020. A separation agreement with Mr. Sisko will be disclosed once finalized.

The summary descriptions of the Salzman Agreement and the Rosenthal Agreement contained in this Current Report on Form 8-K are not complete and are qualified in their entireties by, and should be read in conjunction with, the complete text of the Salzman Agreement and the Rosenthal Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and are incorporated herein by reference.

ITEM 7.01. Regulation FD Disclosure.

On April 6, 2020, the Company issued a press release announcing the appointment of Mr. Salzman as Chief Restructuring Officer, the appointment of Dr. Rosenthal as Executive Chairman and Mr. Sisko’s stepping down as CEO of the Company. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 7.01 by this reference.

The information contained in this Item 7.01, including the information set forth in the press release attached hereto and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in the Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated March 30, 2020, by and between the Company and Eric Salzman.
10.2	Employment Agreement, dated April 1, 2020, by and between the Company and Robert J. Rosenthal.
99.1	Press Release of Safeguard Scientifics, Inc. dated April 6, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: April 6, 2020	By:	/s/ G. Matthew Barnard
Name: G. Matthew Barnard
Title: General Counsel

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Safeguard Scientifics Announces ORGANIZATIONAL CHANGES

TO DRIVE SHAREHOLDER RETURNS

•	Brian Sisko to step down as CEO
•	Dr. Robert J. Rosenthal assumes role of Executive Chairman of the Board
•	Industry veteran, Eric C. Salzman, appointed Chief Restructuring Officer
•	Provides business update in light of COVID 19

Radnor, PA, April 6, 2020 — Safeguard Scientifics, Inc. (NYSE:SFE) ("Safeguard" or "the Company") today announced several organizational changes to drive total shareholder returns.

Brian Sisko is stepping down as CEO of Safeguard after 14 years of service.  Under Mr. Sisko’s leadership, the Company embarked on its current strategy and has returned over $187 million of cash to its balance sheet, repaid its outstanding debt and returned over $20 million to shareholders.  Mr. Sisko stated, “I am pleased to have taken the Company to its current position and remain very optimistic about its future prospects.”

Dr. Robert J. Rosenthal, the current Chairman of the Company’s Board of Directors (the “Board”), will assume the role of Executive Chairman of the Board to provide continuity, expertise and oversight of the execution of the Company’s strategy.  Dr. Rosenthal will not receive additional compensation for assuming this expanded role.

Eric C. Salzman has been appointed to the newly created role of Chief Restructuring Officer (“CRO”). The CRO will report to the Executive Chairman and Board, and will be responsible for all aspects of the value maximization strategy. Mr. Salzman joins Safeguard after a 28-year career as an investment banker, growth equity and special situations investor and restructuring advisor at several Wall Street firms.  Mr. Salzman helped oversee the monetization of a $2 billion portfolio of illiquid assets in the Lehman Brothers bankruptcy and subsequently advised several investment funds on value-maximization strategies for their respective portfolios.  He has been an advisor to Safeguard’s Board since November 2019 and currently serves as a director on the board of 8x8, Inc., (NYSE: EGHT).  Mr. Salzman earned a B.A. Honors from the University of Michigan and an MBA from Harvard University.

“I am looking forward to working with Bob, the other members of the Board and the Safeguard team to build on the work achieved since Safeguard’s new strategy was launched in 2018,” said Mr. Salzman. “Based on my experience in principal investing, M&A, restructuring and value maximizing a number of illiquid companies and portfolios, I believe I can effectively contribute to the execution of the strategy and drive results for all stakeholders, notwithstanding the volatile macroenvironment.”

Dr. Rosenthal, said "I want to thank Brian for his unwavering commitment to the Company and for bringing us to the current position, with a strong balance sheet and significant potential for monetization of  our portfolio.”  Dr. Rosenthal continued, “We are very excited to have Eric join us to lead the next phase of our strategy, particularly given his extensive experience in value-maximizing and monetizing portfolios.  We believe these changes will allow us to more effectively execute on our strategy, continue to focus on our cost structure and position Safeguard to operate in the current market and economic environment.”

© 2020 Safeguard Scientifics, Inc. All rights reserved.

www.safeguard.com

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Business Update in light of COVID 19

Safeguard holds minority ownership interests in 15 healthcare and tech enabled companies representing over $200 million of deployed capital.  A majority of these ownership interests are in relatively mature venture backed businesses, none are pre-revenue, and all but one had greater than $5 million of revenue for the year-ended December 31, 2019.  Over the past several months, we have been conducting an in-depth review of our companies valuations, prospects and exit opportunities with the more recent assistance of Mr. Salzman as an advisor to the Board.

The current economic and market conditions brought about by the COVID 19 pandemic have impacted our entire portfolio.  We are working with the management teams of each portfolio company to take actions to respond to this rapidly changing environment. These steps include implementing cost reduction efforts, securing additional capital and exploring a range of other steps which could mitigate some of the expected negative repercussions of current market conditions. We are also seeing a more challenging merger and acquisition market that generally lowers valuation expectations and extends exit timelines.  Some of our companies are seeing increased opportunities, but we have seen multiple potential buyers for at least one of our companies indefinitely delay proposals due to uncertainties impacting their businesses related to COVID-19.  As a result, Safeguard currently expects to incur non-cash impairment charges to our carrying values of several digital media and other interests of $5 to $12 million during the three months ended March 31, 2020.  In addition, we now expect our follow-on funding requirements for the full year of 2020 may be towards the higher-end of, and may exceed our prior estimate of $5 to $10 million.  Also, we now expect our corporate expenses* for the year ended December 31, 2020 to be lower than our prior target of $6.4 to $6.8 million.

Management will continue to update shareholders on developments within the portfolio and progress on our strategy at the regularly scheduled quarterly update.

About Safeguard Scientifics

Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses.  Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades.

For more information, please visit www.safeguard.com.

* Corporate expenses is a non-GAAP measure that excludes depreciation, stock based compensation, severance and retirement costs, and other non-recurring items and other.  See complete definition and reconciliation in our February 27, 2020 full-year 2019 financial results press release.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Our forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns.  Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased

© 2020 Safeguard Scientifics, Inc. All rights reserved.

www.safeguard.com

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organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value.  Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict.  Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements.  The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission.  Many of these factors are beyond the Company’s ability to predict or control.  As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance.  The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

© 2020 Safeguard Scientifics, Inc. All rights reserved.

www.safeguard.com

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